Insightful Announces Operating Results for First Quarter 2007

Reports 12% Revenue Growth over First Quarter of 2006

SEATTLE - May 4, 2007 -

Insightful Corporation (NASDAQ: IFUL), a leading provider of predictive analytics and reporting solutions, today announced its operating results for the first quarter ended March 31, 2007.

Insightful reported total revenues of $6.2 million in the first quarter of 2007, an increase of 12% over revenues of $5.5 million in the first quarter of 2006. Total revenues associated with the company's core data analysis product line increased by 16% in the first quarter of 2007 compared to the first quarter of 2006. Revenues associated with the company's text analysis product, InFact, decreased from $0.4 million in the first quarter of 2006 to $0.2 million in the first quarter of 2007. For the first quarter of 2007, Insightful reported a net loss of $1.1 million, or $0.09 per share. Net loss for the first quarter of 2006 was $43,000, or break-even per share.

Non-GAAP operating results, which exclude stock-based compensation expense and amortization of intangible assets, was a loss of $0.8 million, or $0.06 per share, for the first quarter of 2007, compared to non-GAAP earnings of $0.3 million, or $0.02 per share, for the first quarter of 2006. As described in the section below entitled "Use of Non-GAAP Financial Measures," non-GAAP earnings or loss differs from net income or loss reported under accounting principles generally accepted in the United States (GAAP) due to the exclusion of stock-based compensation expense and the amortization of intangible assets. The reconciliation of Insightful's GAAP net loss to its non-GAAP operating results for the quarters ended March 31, 2007 and 2006 are set forth at the end of this release.

"The first quarter marked our second consecutive quarter of double digit year-over-year revenue growth," said Jeff Coombs, president and CEO of Insightful Corporation. "More importantly, we made significant progress in building our vertical solutions organization and enhancing our platform development team. While the increased investments contributed to a loss in the first quarter, they are aimed at creating a product and solutions portfolio that will enable us to accelerate our growth. Our product investment strategy is focused on delivering an increasingly enterprise-scalable predictive analytic platform, and to that end we plan to make our S-PLUS® 8.0 Enterprise Developer product generally available later this quarter. In addition, we plan to deliver a series of high-value solutions targeted at the life science and financial services industries starting later this year."

Quarterly Highlights

  Software license revenues were $2.0 million in the first quarter of 2007, as compared to $2.4 million in the first quarter of 2006. License revenues from the company's data analysis product line declined from $2.1 million to $1.9 million. License revenues from the company's InFact product declined from $0.3 million to $0.1 million. Maintenance revenues were $2.0 million in the first quarter of 2007, as compared to $1.8 million in the first quarter of 2006.

  Professional services and other revenues were $2.1 million in the first quarter of 2007, as compared to $1.3 million in the first quarter of 2006.

  Funded research, which is an offset to research and development expense in the company's income statement, was $0.5 million in the first quarter of 2007, as compared to $0.6 million in the first quarter of 2006.

  Domestic revenues were $3.1 million in the first quarter of 2007, as compared to $3.4 million in the first quarter of 2006. International revenues were $3.1 million in the first quarter of 2007, as compared to $2.2 million in the first quarter of 2006.

  The company merged its data analysis and text analysis business segments. The S-PLUS predictive analytic product line and the InFact text analytic product will be sold by a single, worldwide enterprise sales force. The company's current product development and marketing focus is on its data analysis product line.

  The company accelerated its investment in solutions focused on the financial services and life sciences vertical markets, and on enhancing its core S-PLUS predictive analytic platform. As a result, net research and development expenses increased 38% to $1.5 million in the first quarter of 2007, from $1.1 million in the first quarter of 2006, and increased as a percentage of revenues from 20% to 24%. .

Guidance

For the second quarter of 2007, Insightful expects revenues to increase over the second quarter of 2006. The company expects costs in the second quarter of 2007 to be higher than in the first quarter of 2007 as it continues to set the foundation for future growth by investing in sales, marketing and development of its product lines.  Because of these investments, management believes the company will incur both a GAAP and a non-GAAP loss in the second quarter of 2007.

Use of Non-GAAP Financial Measures

The non-GAAP financial measure of earnings or loss included in this press release is different from the GAAP measure of net income or loss, as this non-GAAP measure excludes certain expenses otherwise included in the computation of net income or loss. Insightful believes this non-GAAP measure is useful to enhance an overall understanding of its past financial performance and also its prospects for the future. These adjustments to the company's GAAP results are presented with the intent of providing both management and investors a more complete understanding of Insightful's underlying operating results and trends. This non-GAAP measure is among the primary indicators management uses as a basis for planning and forecasting of future periods.

The expenses excluded from Insightful's GAAP results include stock-based compensation expense and amortization of intangible assets arising from the 2004 acquisition from Lucent Technologies, Inc. of the title to the software code underlying the "S" programming language. Stock-based compensation expense and amortization of intangible assets have no current effect on cash or the future uses of cash. Insightful's stock-based compensation expense fluctuates with changes in the company's stock price and interest rates. For this reason, changes in stock prices and interest rates could mask variation and trends in Insightful's GAAP operating results that may otherwise be important to an understanding of the company's results. The acquisition of intangible assets was an event outside of the course of Insightful's normal business operations. For these reasons, management believes that exclusion of stock-based compensation expense and amortization of intangible assets may be important to an understanding of Insightful's ongoing operating performance.

Reconciliations of GAAP to non-GAAP results are as follows:

	Period Ended March 31, 2007		Period Ended March 31, 2006
		Diluted EPS		Diluted EPS
Net loss as reported	$ (1,092)	$ (0.09)	$ (43)	$ 0.00

Add Back - Stock Compensation Expense
Professional services and other cost of services	15		5
Sales and marketing	59		37
Research and development	22		23
General and administrative	122		101
	218	0.02	166	0.01

Add Back - Amortization of Intangibles	49	0.00	147	0.01

Non-GAAP earnings (loss)	$ (825)	$ (0.06)	$ 270	$ 0.02

ABOUT INSIGHTFUL CORPORATION

Insightful Corporation is a provider of predictive analytics and reporting solutions that gives companies the knowledge to act™. Insightful products S-PLUS®, Insightful Miner™, S-PLUS® Server and InFact® allow companies to perform sophisticated statistical data analysis, data mining and to create high-quality graphics from numeric and text data. Insightful consulting services provide specialized expertise and proven processes for the design, development and deployment of customized solutions. The company delivers industry-leading, high-ROI solutions to thousands of companies in financial services, life sciences, biotechnology, telecommunications, and manufacturing, as well as government and research institutions. Headquartered in Seattle, Insightful has offices in New York, North Carolina, France, Switzerland, and the United Kingdom, with distributors around the world. For more information, visit www.insightful.com, email info@insightful.com or call 1-800-569-0123.

NOTE TO INVESTORS ABOUT FORWARD-LOOKING STATEMENTS

Forward-looking statements include, but are not limited to, statements about our future financial results, the expected costs and benefits of our investments in our products and solutions under development and the anticipated development and release schedule for our products and solutions, Words such as "expects," "believe," "plan," "anticipate," and similar expressions are intended to identify forward-looking statements, but their absence does not necessarily mean that the statement is not forward-looking. Forward-looking statements are based on the judgment and opinions of management at the time the statements are made. These statements are not guarantees of future performance, and inaccurate assumptions and known and unknown risks and uncertainties can affect their accuracy. Actual results could differ materially from those expressed or implied by the forward-looking statements for a number of reasons, including, but not limited to, the risk that we may not achieve growth of the size or at the rate we anticipate, the risk that we do not realize the benefits we anticipate from our investments in research and development, the risk that we will be unable to develop our new products and solutions on the schedule that we anticipate and the risk that our new products and solutions do not achieve market acceptance. More detailed information regarding these and other factors that could affect our actual results is set forth in our filings with the Securities and Exchange Commission, including our most recent report on Form 10-KSB. You should not unduly rely on these forward-looking statements, which apply only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of anticipated events.

Contact Info

Richard Barber

Insightful Corporation

206-283-8802

investor@insightful.com

INSIGHTFUL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:

Cash and cash equivalents	$ 8,297	$ 7,320
Accounts receivable, net	3,592	6,201
Other receivables	643	588
Short term investments	500	499
Prepaid expenses and other current assets	518	535
Total current assets	13,550	15,143
Long term investments in marketable securities	2,855	2,361
Property and equipment, net	2,680	2,757
Purchased technology, net	-	49
Goodwill and other intangibles, net	800	800
Other assets	106	86
	$ 19,991	$ 21,196

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 764	$ 745
Accrued expenses and other current liabilities	2,217	2,793
Deferred revenue	6,339	6,248
Total current liabilities	$ 9,320	$ 9,786

Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value-
Authorized-1,000,000 shares
Issued and outstanding-none	-	-
Common stock, $0.01 par value-
Authorized-30,000,000 shares
Issued and outstanding- 12,876,467 and 12,813,842 shares at March 31, 2007 and December 31, 2006, respectively	$ 128	$ 128
Additional paid-in capital	38,199	37,843
Accumulated deficit	(27,337)	(26,245)
Other accumulated comprehensive loss	(319)	(316)
Total stockholders' equity	10,671	11,410
Total liabilities and stockholders' equity	$19,991	$ 21,196

INSIGHTFUL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,
	2007	2006
	(Unaudited)	(Unaudited)

Revenues:
Software licenses	$ 2,042	$ 2,424
Software maintenance	2,013	1,811
Professional services and other	2,128	1,307
Total revenues	6,183	5,542
Cost of revenues:
Software related	362	458
Professional services and other	1,467	904
Total cost of revenues	1,829	1,362
Gross profit	4,354	4,180
Operating expenses:
Sales and marketing	2,645	2,156
Research and development	2,000	1,661
Less-funded research	(506)	(579)
Research and development, net	1,494	1,082
General and administrative	1,427	1,089
Total operating expenses	5,566	4,327
Loss from operations	(1,212)	(147)
Other income, net	132	112
Loss before income taxes	(1,080)	(35)
Income tax expense	(12)	(8)
Net loss	$ (1,092)	$ (43)

Basic and diluted net loss per share	$ (0.09)	$ (0.00)
Weighted-average number of common shares outstanding:	12,830	12,546
- Basic and diluted